 SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is entered into between Plaintiff Bio-Mimetics, Inc. (“Plaintiff”) and Defendant Columbia Laboratories, Inc. (“Defendant”) (together, the “Parties”).

RECITALS

WHEREAS, Plaintiff filed Civil Action No. 1:07-cv-12389-RGS (the “Lawsuit”) in the U.S. District Court for the District of Massachusetts on December 28, 2007, against the Defendant, alleging various causes of action, which led to appeals and cross-appeals in the U.S. Court of Appeals for the Federal Circuit (Appeal Nos. 2010-1535, -1537 and 2011-1062) (the “Appeals”);

WHEREAS, Defendant denies each and every one of the Plaintiff’s allegations in the Lawsuit and the Appeals;

WHEREAS, the Parties desire to settle and resolve the Lawsuit, the Appeals, and any and all disputes and claims that exist, which have been or could have been asserted among them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS OF AGREEMENT

1.	INCORPORATION OF RECITALS. The Parties hereby incorporate the above recitals.
2.
EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective immediately upon execution by all of the Parties. The date on which the latter of the Parties executes the Agreement shall be the Effective Date.

3.	CASH PAYMENT. Within ten business days after the dismissals described in paragraph 3, the Defendant will pay to Plaintiff $1.8 million (USD) by cashiers check made out to Bio-Mimetics, Inc.
4.
STIPULATION OF DISMISSAL. Within ten business days after executing this Agreement, the Parties will file an executed Stipulation of Dismissal with Prejudice of the Lawsuit against the Defendant in the U.S. District Court for the District of Massachusetts, and the Parties will file one or more (as needed to effect such dismissals) executed Joint Stipulations of Dismissal with Prejudice of the Appeals in the U.S. Court of Appeals for the Federal Circuit.

5.
RELEASES. Except for as otherwise provided in this Agreement, the Parties release each other and their agents, attorneys, officers, directors, affiliates, and employees of and from all claims and causes of action that were asserted in the Lawsuit and Appeals and from all known or unknown claims, actions, causes of actions, lawsuits, proceedings, adjustments, offsets, contracts, obligations, liabilities, controversies, damages, rights, demands, debts, costs, expenses, attorneys fees, losses, and recovery of any nature whatsoever, that could have been asserted as of the date of this Agreement including, but not limited to, any claims based on (a) the 1989 Asset Purchase, License and Option Agreement and (b) the March 2, 1993 amendment to that agreement. This release includes any and all disputes between the parties that relate to Columbias agreements with Watson Pharmaceuticals concerning progesterone products.

6.
CANCELLATION OF THE 1989 ASSET PURCHASE, LICENSE AND OPTION AGREEMENT AND THE 1993 AMENDMENT THERETO. The November 22, 1989 Asset Purchase, License and Option Agreement and the March 2, 1993 amendment thereto are hereby cancelled, void, and of no further effect.

7.	NO ADMISSION. Neither this Agreement nor any payment hereunder shall be deemed to be, and shall not be cited or referred to as, an admission of liability by Plaintiff or Defendant.
8.	GOVERNING LAW. The Agreement shall be construed and integrated in accordance with the laws of the State of Delaware, without regard to any choice of law principles.
9.	DISPUTES. The parties shall attempt in good faith to resolve any disputes concerning this agreement before filing a lawsuit.
10.	NOTICES. Any notices pursuant to this Agreement shall be provided to the other Party as follows:

TO BIO-MIMETICS, INC.:	Robert J. Silverman Foley & Lardner, LLP 111 Huntington Ave. Boston, MA 02199 (617) 342-4001

TO COLUMBIA LABORATORIES, INC.:	Charles B. Klein Winston & Strawn LLP 1700 K Street, N.W. Washington, DC 20006 (202) 282-5977

11.
INTERPRETATION AND CONSTRUCTION. This Agreement shall be interpreted and construed without any presumption that its provisions are to be construed against the drafter of this Agreement.  The Parties and their attorneys fully and equally participated in the preparation, negotiation, review, and approval of this Agreement.

12.
AMENDMENTS AND WAIVERS. This Agreement may be amended only by a writing signed by all Parties.  Compliance with a provision of this Agreement may be waived only by a writing signed by the Party waiving compliance and having capacity to waive such compliance.

13.
BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their representatives, predecessors, successors, heirs, survivors, personal representatives, and assigns.

14.
SEVERABILITY. In the event that any part of this Agreement is found to be illegal, unenforceable, void, or in violation of public policy by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of this Agreement.

15.	EXECUTION OF AGREEMENT. Each Party warrants and represents that its undersigned representative has the capacity, right, and authority to execute this Agreement.
16.	COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall be one instrument and all of which shall be considered duplicate originals.
17.
ENTIRE AGREEMENT. This Agreement embodies all of the terms and conditions of the Settlement Agreement and Release described herein, and it is the complete agreement among the Parties.  This Agreement supersedes and takes precedence over any communication, whether oral or written.  The Parties acknowledge they have not relied on any promise, representation, or express or implied warranty outside of this Agreement.

IN WITNESS WHEREOF, and in agreement herewith, the Parties have executed and delivered this Agreement as of the effective date.

By:/S/ George A. Stevens Dated: 11.24.10 Bio-Mimetics, Inc.

By:/S/ Frank C. Condella, Jr. Dated: Dec. 3, 2010 Columbia Laboratories, Inc.